SCHEDULE A

Fund	Commencement of Operations
BNY Mellon US Mid Cap Core Equity ETF	April 9, 2020
BNY Mellon US Small Cap Core Equity ETF	April 9, 2020
BNY Mellon International Equity ETF	April 24, 2020
BNY Mellon Emerging Markets Equity ETF	April 24, 2020
BNY Mellon Short Duration Corporate Bond ETF	April 24, 2020
BNY Mellon High Yield Beta ETF	April 24, 2020
BNY Mellon Sustainable Global Emerging Markets ETF	December 15, 2021
BNY Mellon Sustainable International Equity ETF	December 15, 2021
BNY Mellon Sustainable US Equity ETF	December 15, 2021
BNY Mellon Ultra Short Income ETF	August 9, 2021
BNY Mellon Concentrated International ETF	December 8, 2021
BNY Mellon Responsible Horizons Corporate Bond ETF	March 22, 2022
BNY Mellon Global Infrastructure Income ETF	November 3, 2022
BNY Mellon Women’s Opportunities ETF	[ ]
BNY Mellon Innovators ETF	[ ]

Each Fund is authorized to pay to the Distributor, who in turn may pay to a Servicing Party, Services Fees of up to 0.25% of average daily net assets of the Fund’s shares as compensation for services to the Fund.

As of: April 3, 2023